EXHIBIT 99.1

CONTACT:	Joseph P. Bellino
Vice President and Chief Financial Officer
(310) 513-7211

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS FOR THE

FIRST QUARTER ENDED APRIL 4, 2009

LOS ANGELES, California (May 4, 2009) — Ducommun Incorporated (NYSE:DCO) today reported results for its first quarter ended April 4, 2009.

Sales for the first quarter of 2009 increased 13% to $111.4 million from $98.7 million for the first quarter of 2008. Net income for the first quarter of 2009 was $2.6 million, or $0.25 per diluted share, compared to net income of $5.3 million, or $0.49 per diluted share, for the comparable period last year. The first quarter 2009 results were impacted by an after-tax charge of $2.9 million, or $0.27 per diluted share, for an inventory reserve related to the Eclipse Aviation Corporation Chapter 7 bankruptcy filing in March 2009.

The 13% increase in sales for the first quarter of 2009 from the same period last year was primarily due to sales from the December 2008 acquisition of DynaBil Industries, Inc. (DAS-NY). Net sales from DAS-NY were $11.3 million. The Company’s mix of business in the first quarter of 2009 was approximately 61% military, 37% commercial and 2% space, compared to 59% military, 39% commercial and 2% space in the first quarter of 2008.

Gross profit, as a percentage of sales, was 15.5% in the first quarter of 2009 compared to 21.2% in the first quarter of 2008. Gross profit in first quarter of 2009 was negatively impacted by the pretax inventory reserve of $4.4 million discussed above.

Selling, general and administration (SG&A) expenses increased to $12.8 million, or 11.5% of sales in the first quarter of 2009, compared to $12.4 million, or 12.5% of sales, in the first quarter of 2008. The increase in SG&A expenses resulted principally from the addition of the DAS-NY SG&A expense.

Net income for the first quarter of 2009 decreased 51% from the first quarter of 2008 primarily due to the Eclipse inventory reserve and higher interest expense due to higher debt levels, partially offset by the benefit of a lower effective tax rate in the first quarter of 2009. The Company’s effective tax rate for the first quarter of 2009 was 33.0%, compared to 36.8% for the first quarter of 2008. The Company’s effective tax rate in 2009 included the benefit of research development tax credits which were not available in the first quarter of 2008.

Joseph C. Berenato, chairman and chief executive officer, stated “While we were disappointed by the Eclipse inventory reserve, Ducommun turned in solid operating performance for the quarter. Our operating income for the quarter grew year over year, absent the reserve. In addition, despite a tough environment, we grew “same store” sales. Finally, we are pleased by the operating performance of our recent acquisition of DAS-NY, which is integrating nicely into our business.”

Mr. Berenato continued, “While future build rates of commercial aircraft and the final direction of the U.S. Defense budget remain uncertain, we continue to make Ducommun a stronger and more capable company which is becoming more important to our expanding list of key customers.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman and chief executive officer, Anthony J. Reardon, the Company’s president and chief operating officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866.362.4832 (international 617.597.5364) approximately ten minutes prior to the conference time stated above. The participant passcode is 50061145. Mr. Berenato, Mr. Reardon, and Mr. Bellino will be speaking on behalf of the company and anticipate the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed directly at the Thomson Reuters website. Conference call replay will be available after that time at the same link or at the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2008 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

(in thousands, except per share amounts)

	Three Months Ended
	April 4, 2009	March 29, 2008
Sales and Service Revenues
Product sales	$93,977	$84,309
Service revenues	17,378	14,349

Total	111,355	98,658

Operating Costs and Expenses:
Cost of product sales	79,972	66,234
Cost of service revenues	14,077	11,533
Selling, general & administrative expenses	12,809	12,379

Total	106,858	90,146

Operating Income	4,497	8,512
Interest Expense	(639)	(203)
Income Tax Expense	(1,273)	(3,057)

Net Income	$2,585	$5,252

Earnings Per Share
Basic earnings per share	$0.25	$0.50
Diluted earnings per share	0.25	0.49
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,495	10,551
Diluted	10,502	10,635

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

	April 4, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$1,130	$3,508
Accounts receivable, less allowance for doubtful accounts	66,369	50,090
Unbilled receivables	5,119	7,074
Inventories	88,130	83,157
Deferred income taxes	10,217	9,172
Other current assets	5,306	6,172

Total Current Assets	176,271	159,173
Property and Equipment, Net	61,438	61,954
Goodwill, Net	113,314	114,002
Other Assets	29,932	31,057

	$380,955	$366,186

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$1,932	$2,420
Accounts payable	35,296	35,358
Accrued liabilities	40,321	51,723

Total Current Liabilities	77,549	89,501
Long-Term Debt, Less Current Portion	53,374	28,299
Deferred Income Taxes	10,009	9,902
Other Long-Term Liabilities	14,101	14,038

Total Liabilities	155,033	141,740

Commitments and Contingencies
Shareholders’ Equity:
Common Stock	106	106
Treasury Stock	(1,924)	(986)
Additional paid-in-capital	56,574	56,040
Retained earnings	175,513	173,718
Accumulated other comprehensive loss	(4,347)	(4,432)

Total Shareholders’ Equity	225,922	224,446

	$380,955	$366,186